Town Sports International, LLC Announces Cash Tender Offer and Related Consent Solicitation for Outstanding Debt Securities
NEW YORK, January 29, 2007 –Town Sports International, LLC (the “Company”) announced today that it commenced an offer to purchase (the “Tender Offer”) for cash any and all of its outstanding 9 5/8% senior notes due 2011 (“Notes”) and a related solicitation of consents (the “Solicitation”) to certain proposed amendments to the indenture governing the Notes (the “Consents”), subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the “Statement”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal”), each dated January 29, 2007. The aggregate principal amount of Notes currently outstanding is approximately $169.9 million.
The Tender Offer will expire at Midnight, New York City time, on February 26, 2007, unless extended or earlier terminated (the “Expiration Date”).
Holders tendering their Notes will be deemed to have delivered their Consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain covenants and certain provisions relating to events of default.
The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer will be $1,052.91 plus accrued and unpaid interest thereon to, but excluding, the date the Notes are accepted for payment following the expiration date of the Tender Offer. The Company is not making any payments for the delivery of Consents.
Completion of the Tender Offer is subject to the satisfaction of certain conditions, including the Company having (i) received the Consents of a majority in aggregate principal amount of the outstanding Notes not owned by the Company and its affiliates and (ii) available funds sufficient to pay the total consideration with respect to all Notes (regardless of the amount of Notes tendered) from borrowings under a new senior credit facility to be entered into on terms and conditions acceptable to the Company in its sole discretion. The Company may amend, extend or terminate the Tender Offer and Solicitation at any time in its sole discretion without making any payments with respect thereto.
The Company has engaged Deutsche Bank Securities Inc. to act as the exclusive dealer manager and consent solicitation agent for the Tender Offer. Copies of the Statement and Letter of Transmittal may be obtained from, and questions regarding the Tender Offer and the Solicitation may be directed to, the information agent, MacKenzie Partners, Inc., which can be reached at (212) 929-5500 (collect) and toll-free at (800) 322-2885. For questions concerning delivery by means of the Automated Tender Offer Program please contact The Bank of New York, the Depositary for the Tender Offer and the Solicitation, at (212) 815-2742.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of acceptance of the offer to purchase with respect to any Notes. The Tender

Offer or Solicitation may be made only pursuant to the terms of the Statement and Letter of Transmittal.
About Town Sports International, LLC:
The Company is a wholly owned subsidiary of Town Sports International Holdings, Inc.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. (Nasdaq: CLUB) is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 146 clubs and approximately 444,000 members in the U.S. as of December 31, 2006. In addition, TSI operates three clubs in Switzerland with approximately 6,000 members. For more information on TSI visit http://www.mysportsclubs.com.
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the Tender Offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.
Contact
Investor:
 212-246-6700 ext 710
Investor.relations@town-sports.com
Or
Joseph Teklits
Integrated Corporate Relations
203-682-8200
joseph.teklits@icrinc.com
Media:
Alecia Pulman
Integrated Corporate Relations
203-682-8200
alecia.pulman@icrinc.com